Exhibit 10.29

HELMERICH & PAYNE, INC.

2020 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

Participant Name:	Date of Grant:

Vesting Schedule
Shares Subject to Restricted Stock Award:	Vesting Dates	Percent of Award Vested
33 and 1/3%
33 and 1/3%
33 and 1/3%
Expiration Date:

RESTRICTED STOCK AWARD AGREEMENT
UNDER THE HELMERICH & PAYNE, INC.
2020 OMNIBUS INCENTIVE PLAN
THIS RESTRICTED STOCK AWARD AGREEMENT (the “Award Agreement”), is made as of the grant date set forth on the cover page of this Award Agreement (the “Cover Page”) at Tulsa, Oklahoma by and between the participant named on the Cover Page (the “Participant”) and Helmerich & Payne, Inc. (the “Company”).
W I T N E S S E T H:
WHEREAS, the Participant is an employee of the Company or an Affiliate or Subsidiary of the Company, and it is important to the Company that the Participant be encouraged to remain in the employ of the Company or its Affiliate or Subsidiary; and
WHEREAS, in recognition of such facts, the Company desires to provide to the Participant an opportunity to receive Common Shares of the Company, as hereinafter provided, pursuant to the “Helmerich & Payne, Inc. 2020 Omnibus Incentive Plan” (the “Plan”), a copy of which has been provided to the Participant; and
WHEREAS, any capitalized terms used but not defined herein have the same meanings given them in the Plan.
NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for good and valuable consideration, the Participant and the Company hereby agree as follows:
Section 1.Grant of Restricted Stock Award. The Company hereby grants to the Participant an award (the “Restricted Stock Award”) of _____________ (____) Shares set forth on the Cover Page, under and subject to the terms and conditions of this Award Agreement and the Plan, which is incorporated herein by reference and made a part hereof for all purposes.
Section 2.    Stock Held by Company. The Restricted Stock Award shall be evidenced via a book entry registration or the issuance of a stock certificate or certificates as determined by the Company. As a condition precedent to the book entry registration or the issuing of a certificate representing Shares subject to the Restricted Stock Award, the Participant must deliver to the Company a duly executed irrevocable stock power (in blank) covering such Shares represented by the certificate in the form of Exhibit A attached hereto. Shares subject to the Restricted Stock Award held by the Company pursuant to this Award Agreement shall constitute issued and outstanding shares of Common Stock of the Company for all corporate purposes, and the Participant shall be entitled to vote such Shares and shall receive all cash dividends thereon provided that the right to vote or receive such dividends shall terminate with respect to Shares which have been forfeited as provided under this Award Agreement. While such Shares are held by the Company and until such Shares have vested on the applicable date set forth on the Cover Page (the

“Vesting Date”), the Participant for whose benefit such Shares are held shall not have the right to encumber or otherwise change, sell, assign, transfer, pledge or otherwise dispose of such unvested Shares or any interest therein, and such unvested Shares shall not be subject to attachment or any other legal or equitable process brought by or on behalf of any creditor of such Participant; and any such attempt to attach or receive Shares in violation of this Award Agreement shall be null and void.
Section 3.    Vesting of Restricted Stock Award.
(a)    Vesting Schedule. The Participant shall be eligible to vest in this Restricted Stock Award pursuant to the vesting schedule set forth on the Cover Page (the “Vesting Schedule”), subject to the applicable provisions of the Plan and this Award Agreement having been satisfied. The Participant shall be vested as of the applicable Vesting Date in the number of Shares determined by multiplying the aggregate number of Shares subject to the Restricted Stock Award set forth on the Cover Page by the corresponding percentage set forth on the Cover Page.
(b)    Delivery of Shares.  Reasonably promptly following vesting of a Share, the Company shall cause to be delivered to the Participant a certificate (or make a book entry in the Participant's name) evidencing such Share, free of the legend described in Section 14.
Section 4.    Term of Restricted Stock Award. Subject to earlier termination as herein provided, the Restricted Stock Award shall expire at the close of business on the expiration date set forth on the Cover Page and no Share subject hereto may become vested after such expiration date. Unless vesting is accelerated or extended pursuant to the terms of Section 7, unvested Shares subject to the Restricted Stock Award shall be forfeited upon Participant’s termination of employment.
Section 5.    Nontransferability of Restricted Stock Award. The Restricted Stock Award shall not be transferable by the Participant otherwise than by will or the laws of descent and distribution. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Restricted Stock Award contrary to the provisions hereof shall be null and void and without effect.
Section 6.    Employment. Nothing in the Plan or in this Award Agreement shall confer upon the Participant any right to continue in the employ of the Company or its Affiliates or Subsidiaries, or interfere in any way with the right of the Company or its Affiliates or Subsidiaries to terminate the Participant’s employment at any time.
Section 7.    Special Vesting of Restricted Stock Award. In the event of the Participant’s death, any and all unvested Shares subject to the Restricted Stock Award shall become automatically fully vested. The Committee, in its sole discretion, may accelerate, in whole or in part, the vesting of the Restricted Stock Award to the extent the applicable Vesting Date(s) has not yet occurred upon the Participant’s (i) Disability, (ii) Retirement or (iii) upon a Change in Control.

Section 8.    Non-Disclosure and Confidential Information; Nonsolicitation.
(a)    Confidential Information.  For purposes of this Award Agreement, “confidential information” includes, without limitation, non-public information with respect to the Company’s or its Subsidiaries’ finances, oil and gas drilling processes, costs and pricing, customer contracts, contracts and requirements, vendor or supplier contracts, contracts for other information, compensation structures, recruitment and training policies, operation support and backup facilities, service and product formulas, concepts, data, know-how improvements and strategies, computer programs and listings (whether in source code and/or object code format), software design and methodology, research and development or investigations, marketing strategies, ideas and plans for ongoing or future businesses, new business or other developments, new and innovative service or product ideas, inventions, potential acquisitions or divestitures, business and litigation strategies and future business and litigation plans and any other information or material that is of special or unique value to the Company or its Subsidiaries maintained as confidential and not disclosed to the general public (whether through an annual report and/or filings with the Securities and Exchange Commission or otherwise).
(b)    Non-Disclosure.
(i)    Participant acknowledges that (A) the Company and its Subsidiaries have devoted substantial time, effort, and resources to develop and compile the confidential information; (B) public disclosure of such confidential information would have an adverse effect on the business of the Company and its Subsidiaries; (C) the Company and its Subsidiaries would not disclose such information to Participant without the agreements and covenants set forth in this Section 8(b) and (D) the provisions of this Section 8(b) are reasonable and necessary to prevent the improper use and/or disclosure of the confidential information.
(ii)    Participant agrees that Participant shall not, directly or indirectly, at any time during his or her employment with the Company or a Subsidiary or after termination of such employment with the Company or a Subsidiary, without the prior written consent of an authorized officer of the Company, disclose confidential information to any third party and/or use confidential information for the benefit of Participant or any third party.
(c)    Nonsolicitation. During employment with the Company and for a period of twelve (12) months thereafter, Participant shall not solicit the established customers of the Company wherever located (or if this geographic area shall be unenforceable by law, then in such geographic area as shall be enforceable) for the sale of any product or service competitive with any product or service offered for sale by the Company at the time of the termination of Participant’s employment. For purposes of this Award Agreement, “solicit” shall mean to contact an established customer directly, whether by announcement, e-mail, note, letter or other direct mail, telephone call, personal visit, business meeting, or any other method, which contact either is designed to or has the effect of inducing, promoting or advancing a prohibited sale by Participant or on Participant’s behalf to that customer. An “established customer” means any entity that Participant knows or reasonably should know has a previously established relationship with the Company that the Company may reasonably anticipate will continue based upon the entity’s continued need for the products and/or services that the Company provides. “Offered for sale” includes products/services which Participant knows or reasonably should know have been ordered or have otherwise been prepared by the Company for imminent offering. Further, during employment with the Company and for a period of twelve (12) months thereafter, Participant shall not, directly or indirectly, solicit any of the Company’s employees or independent contractors to become employees or independent contractors of another person or business.
(d)    In the event the Committee determines in its sole judgment that the Participant has violated the provisions of this Section 8, any unvested Shares that have not yet been delivered pursuant to Section 3 shall be forfeited. Nothing herein shall be construed as prohibiting the Company or its Subsidiaries from pursuing any other remedies available to the Company or its Subsidiaries for a violation of this Section 8, including, without limitation, injunctive relief and the recovery of damages. Participant acknowledges and agrees that the provisions of this Section 8 are reasonable and necessary to protect the interests of the Company and are not intended to be applied or interpreted as a covenant against competition.
(e)    Defend Trade Secrets Act. Pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b) to the United States Code), the Participant acknowledges that the Participant shall not have criminal or civil liability under any federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Award Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section. Further, nothing in this Award Agreement or any other agreement between the Participant and the Company shall prohibit or restrict the Participant from making any disclosure of information or documents to any governmental agency, legislative body, self-regulatory organization, or the Legal Department of the Company.
Section 9.    Suspension or Termination of Awards.
(a)This Award Agreement and all rights the Participant, or any person claiming through the Participant, may have under this Award Agreement shall be subject to all applicable laws, government regulations, stock exchange listing requirements, and policies the Company has established or may establish after the date of this Award Agreement, including without limitation any policy regarding the clawback or recoupment of compensation.

(b)In any event, if at any time the Committee reasonably believes that the Participant has committed an act of misconduct as described in this subsection (b), the Committee may suspend the Participant’s right to exercise or receive any Award pending a determination of whether an act of misconduct has been committed. If the Committee determines the Participant has committed an illegal act, fraud, embezzlement or deliberate disregard of Company rules or policies (including any violation of the Participant’s non-disclosure, non-compete or similar agreement) that may reasonably be expected to result in loss, damage or injury to the Company, the Committee may (i) cancel any outstanding Award granted to the Participant, in whole or in part, whether or not vested or deferred and/or (ii) if such conduct or activity occurs during a Company fiscal year in which there was also an exercise or receipt of an Award, require the Participant to repay to the Company any gain realized or value received upon the exercise or receipt of such Award (with such gain or value received valued as of the date of exercise or receipt). Cancellation and repayment obligations will be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Shares or cash or a combination thereof (based upon the Fair Market Value of Common Shares on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any affiliate to the Participant if necessary to satisfy the repayment obligation. The determination regarding cancellation of an Award or a repayment obligation shall be within the sole discretion of the Committee and shall be binding upon the Participant and the Company.
Section 10.    Change in Control. Subject to Section 7, upon the occurrence of a Change in Control, this Restricted Stock Award shall be subject to Section 13 of the Plan.
Section 11.    Securities Law Restrictions. The Restricted Stock Award shall not be vested to any extent, and the Company shall not be obligated to transfer any Shares to the Participant upon the vesting of the Restricted Stock Award, if such vesting, in the opinion of counsel for the Company, would violate the Securities Act of 1933, as amended, or any other federal or state statutes having similar requirements as may be in effect at that time.  The Company shall be under no obligation to register the Restricted Stock Award or the Shares underlying the Restricted Stock Award pursuant to the Securities Act or any other federal or state securities laws.
Section 12.    Withholding of Taxes. The Company may make such provision as it may deem appropriate for the withholding of any applicable federal, state, or local taxes that it determines it may be obligated to withhold or pay in connection with the vesting of the Shares subject to the Restricted Stock Award. A Participant must pay the amount of taxes required by law upon the vesting of the Shares subject to the Restricted Stock Award (i) in cash or by check, (ii) by the Participant surrendering, or the Company retaining from the Shares to be issued to the Participant, that number of Shares having a Fair Market Value on the date of payment equal to the amount of such required withholding, or (iii) by a combination of the foregoing.

Section 13.    Legends. The Shares that are subject to the Award shall be subject to the following legend:
“THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE ARE SUBJECT TO AND ARE TRANSFERABLE ONLY IN ACCORDANCE WITH THAT CERTAIN RESTRICTED STOCK AWARD AGREEMENT UNDER THE HELMERICH & PAYNE, INC. 2020 OMNIBUS INCENTIVE PLAN DATED THE [___] DAY OF [________], 20[__]. ANY ATTEMPTED TRANSFER OF THE SHARES OF STOCK EVIDENCED BY THIS CERTIFICATE IN VIOLATION OF SUCH RESTRICTED STOCK AWARD AGREEMENT SHALL BE NULL AND VOID AND WITHOUT EFFECT. A COPY OF THE RESTRICTED STOCK AWARD AGREEMENT MAY BE OBTAINED FROM THE SECRETARY OF HELMERICH & PAYNE, INC.”
Section 14.    Notices. All notices and other communications under this Award Agreement shall be in writing and shall be delivered personally or given by certified or registered mail with return receipt requested, and shall be deemed to have been duly given upon personal delivery or three days after mailing to the respective parties as follows: (i) if to the Company, Helmerich & Payne, Inc., 1437 South Boulder Avenue, Tulsa, Oklahoma 74119, Attn: Secretary of the Company and (ii) if to the Participant, using the contact information on file with the Company. Either party hereto may change such party’s address for notices by notice duly given pursuant hereto.
Section 15.    Section 83(b) Election. If the Participant makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Shares subject to the Restricted Stock Award as of the date of grant, the Participant shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service, together with any required tax withholding. The Participant hereby acknowledges that it is the Participant’s sole responsibility to file timely the election under Section 83(b) of the Code.
Section 16.    Conflicts; Severability. In the event of any conflicts between this Award Agreement and the Plan, the latter shall control. Should any provision of this Award Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Award Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Award Agreement.
Section 17.    No Part of Other Plans. The benefits provided under this Award Agreement or the Plan shall not be deemed to be a part of or considered in the calculation of any other benefit provided by the Company or its Subsidiaries or Affiliates to the Participant.

Section 18.    Protections Against Violations of Agreement.  No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, the Restricted Stock Award or any of the Shares underlying it in violation of the provisions of this Award Agreement will be valid, and the Company will not transfer any such Shares on its books, unless and until there has been full compliance with such provisions to the satisfaction of the Company.  The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
Section 19.    Failure to Enforce Not a Waiver.  The failure of the Company to enforce at any time any provision of this Award Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
Section 20.    Participant and Award Subject to Plan. As specific consideration to the Company for the Award, the Participant agrees to be bound by the terms of the Plan and this Agreement.
*    *    *    *

IN WITNESS WHEREOF, the parties have executed this Restricted Stock Award Agreement as of the day and year first above written.
HELMERICH & PAYNE, INC., a Delaware corporation
By:

“COMPANY”

“PARTICIPANT”

EXHIBIT A
ASSIGNMENT SEPARATE FROM CERTIFICATE
FOR VALUE RECEIVED, ______________, an individual (“Grantee”), hereby irrevocably assigns and conveys to Helmerich & Payne, Inc., those _________________________________ (_______) shares of the Common Capital Stock of Helmerich & Payne, Inc., a Delaware corporation, $.[__] par value, subject to that certain Restricted Stock Award Agreement dated as of [__________] between Helmerich & Payne, Inc. and Grantee.
DATED:

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